UNITED STATES DISTRICT COURT
                          DISTRICT OF CONNECTICUT


UR ACQUISITION CORPORATION, a Delaware      :
corporation, and UNITED RENTALS, INC., a    :
Delaware corporation,                       :
                                            :
            Plaintiffs and Counter          :
            Defendants,                     :       CIVIL ACTION NO.
                                            :       399CV00625(DJS)
            v.                              :
                                            :
JAMES L. KIRK, RENTAL SERVICE               :
 CORPORATION and NATIONSRENT, INC.,         :
                                            :       April 29, 1999
            Defendants.                     :


                   PLAINTIFF'S MOTION TO DISMISS AMENDED
                  COUNTERCLAIMS OF RENTAL SERVICE CORPORATION

            Pursuant to Federal Rule of Civil Procedure 12(b)(6), the Plaintiffs-Counter Defendants UR Acquisition Corporation and United Rentals, Inc., and additional Counter Defendants Bradley S. Jacobs, Richard
J. Heckmann, Wayland R. Hicks, John N. Milne, Michael J. Nolan and Gerald Tsai, Jr., move to dismiss the Amended Counterclaims of Defendant Rental Service Corporation because they do not state claims upon which relief can be granted. The grounds for this Motion are set forth in the accompanying Memorandum of Law.

ORAL ARGUMENT REQUESTED
TESTIMONY NOT REQUIRED



                              PLAINTIFFS-COUNTER DEFENDANTS UR
                              ACQUISITION CORPORATION and UNITED
                              RENTALS, INC. and COUNTER-DEFENDANTS
                              BRADLEY JACOBS, RICHARD HECKMANN,
                              WAYLAND HICKS, JOHN MILNE, MICHAEL NOLAN
                              AND GERALD TSAI, JR.


                              By: /s/ Robin L. Smith
                                 ---------------------------------------
                                    Thomas J. Groark, Jr. (ct04245)
                                    Richard M. Reynolds (ct06124)
                                    Philip S. Wellman (ct09636)
                                    Robin L. Smith (ct13345)
                                    DAY, BERRY & HOWARD LLP
                                    CityPlace I
                                    Hartford, Connecticut  06103
                                    (860) 275-0100

OF COUNSEL:

Jay B. Kasner
Clifford H. Aronson
Steven J. Kolleeny
SKADDEN, ARPS, SLATE,
  MEAGHER & FLOM LLP
919 Third Avenue
New York, New York 10022
(212) 735-3000



                           CERTIFICATE OF SERVICE

            I hereby certify that a copy of the foregoing has been served on the following counsel and parties this date, via overnight courier:

Marc W. Rappel, Esquire
LATHAM & WATKINS
633 West Fifth Street
Suite 4000
Los Angeles, CA  90071

Joseph B. Frumkin, Esquire
SULLIVAN & CROMWELL
125 Broad Street
New York, NY  10004

James L. Kirk
450 East Las Olas Boulevard
Suite 1400
Fort Lauderdale, FL  33301

Rental Service Corporation
6929 East Greenway Parkway
Suite 200
Scottsdale, AZ  85254

Nationsrent, Inc.
450 East Las Olas Boulevard
Suite 1400
Fort Lauderdale, FL  33301

and via hand delivery to:

William H. Champlin III, Esquire
Mark V. Connolly, Esquire TYLER, COOPER & ALCORN, LLP CityPlace I - 35th Floor Hartford, CT 06103-3488


                                              /s/ Robin L. Smith
                                            --------------------------
                                            Robin L. Smith



                        UNITED STATES DISTRICT COURT
                          DISTRICT OF CONNECTICUT


 UR ACQUISITION CORPORATION      :
 and UNITED RENTALS, INC.,       :
                                 :
                  Plaintiffs,    :
                                 :    CIVIL ACTION NO.
           -against-             :    399CV00625(DJS)
                                 :
 JAMES L. KIRK, RENTAL SERVICES  :
 CORPORATION, and NATIONSRENT,   :
 INC.,                           :
                                 :
                  Defendants.    :    April 29, 1999


                      MEMORANDUM OF LAW IN SUPPORT OF
                  MOTION TO DISMISS AMENDED COUNTERCLAIMS
                       OF RENTAL SERVICE CORPORATION


           Plaintiffs and Counter Defendants UR Acquisition Corporation and United Rentals, Inc. (collectively "URI") and additional Counter Defendants Bradley S. Jacobs, Richard J. Heckmann, Wayland R. Hicks, John N. Milne, Michael J. Nolan and Gerald Tsai, Jr. respectfully submit this memorandum of law in support of their motion, pursuant to Fed. R. Civ. P. 12(b)(6),
 Section 14 of the Securities Exchange Act of 1934 (the "Exchange Act"), 15 U.S.C. section 78n, and Section 8 of the Clayton Act, 15 U.S.C. section 19, to dismiss the Amended Counterclaims of Defendant Rental Service Corporation ("RSC") dated April 22, 1999.


                           PRELIMINARY STATEMENT

           RSC's First and Second Counterclaims, which allege that URI has failed to disclose the conditional nature of financing for its tender offer, disregard two facts: (i) Goldman Sachs provided a firm $2 billion commitment to consummate URI's tender offer and proposed merger, to refinance certain RSC indebtedness, and for other corporate purposes, and
 (ii) URI has fully disclosed the limited, customary conditions contained in its signed commitment letter. RSC's amended counterclaims are little more than a frivolous public relations gambit.(1)

           RSC acknowledges, as it must, that URI has in fact disclosed all the conditions to the Goldman Sachs financing. Nonetheless, RSC complains that URI violated the securities law anti-fraud provisions when it disclosed these customary conditions to its financing "only at the very end of a boilerplate description of the conditions to the offer at the back of its filing" and not in a summary advertisement, press release, or interview with a reporter. This aspect of RSC's claim is factually flawed and legally irrelevant. This circuit routinely holds that an allegation
 like RSC's   that an offeror "buried" information in its filings fails to state a claim under section 14(e) of the Williams Act when the information in fact appears in those filings and is accessible to the reasonable investor.

--------------------

 (1) In fact, RSC continues to include these claims in its April 22, 1999 Amended Counterclaims notwithstanding that Counter Defendants had moved to dismiss the original counterclaim on these grounds two days earlier on April 20, 1999.


           Far from "burying" the customary conditions to the Goldman Sachs commitment, URI has disclosed all conditions to financing in its Schedule 14D-1 filing. The customary conditions of which RSC complains were disclosed expressly in the introduction to and section 10 ("Source and Amount of Funds") of the Offer to Purchase, included as an exhibit to URI's filing with the Securities and Exchange Commission. They were disclosed yet again (and in more detail) when URI attached the Commitment Letter from Goldman Sachs as another exhibit to the filing and were referenced yet again when, on April 19, 1999, URI filed its fifth amendment to Schedule 14D-1 which directly addresses (and includes in full) RSC's counterclaim. Because URI has complied fully with the Williams Act, RSC's counterclaim should be dismissed.

           As described below, the Third and Fourth Counterclaims, which are predicated upon violations of the interlocking officer or director statute of the federal antitrust laws, 15 U.S.C. section 19, are based on selective filings of URI at the United States Securities and Exchange Commission ("SEC") and fail to take into account the fact that URI had designated (before these counterclaims were filed) an alternative slate of directors, none of whom is an officer or director of URI, in the very event that the initial slate is in any way unable to serve on the RSC board. Indeed, were this Court to take judicial notice of public filings made by URI with the SEC, it would learn that none of the individuals on the actual slate of directors proposed by URI and contained in its latest publicly-filed proxy materials is an officer or director of URI, thus mooting these counterclaims. See, e.g., In re Penn Central Sec. Litig., 367 F. Supp. 1158, 1168 (E.D. Pa. 1973) (finding that fact that director interlock no longer exists makes the claim moot and precludes injunctive relief).


                           STATEMENT OF FACTS(2)

           On April 5, 1999, URI commenced a non-discriminatory, non-coercive, all-cash offer to purchase all outstanding shares of RSC common stock at a price of $22.75 per share, representing a 32% premium over the closing price of such shares on the last trading day prior to the offer ("Tender Offer"). On that day, URI filed with the SEC information required to be disclosed by Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder: a Schedule 14D-1 ("14D-1"), and attached several exhibits, including an Offer to Purchase dated April 5, 1999 ("Offer to Purchase"), Summary Advertisement dated April 5, 1999 ("Summary Advertisement"), Press Release dated April 5, 1999 ("Press Release"), and Commitment Letter from Goldman Sachs Credit Partners L.P. ("Goldman Sachs") dated April 4, 1999 ("Commitment Letter"). (The 14D-1, including all exhibits is attached hereto as Exhibit A.)

 -----------------

 (2) For purposes of this motion, only well pleaded allegations of fact are accepted as true. In deciding this motion, the Court may properly review the documents cited herein because these public documents are incorporated by reference into RSC's counterclaim, see Cortec Indus., Inc. v. Sum Holding L.P., 949 F.2d 42, 47-48 (2d Cir. 1991), cert. denied, 503
       U.S. 960 (1992), or are public securities filings with respect to which the Court may take judicial notice. See Levin v. Hunter Envtl. Servs., 921 F. Supp. 914, 918 (D. Conn. 1996).


           The 14D-1, with its exhibits, discloses in detail the terms and conditions of the Tender Offer. In the first sentence of the filing, URI states that the Tender Offer is made "upon the terms and subject to the conditions set forth in the Offer to Purchase". See 14D-1 at 1. The Offer to Purchase, in turn, consists of an introduction and seventeen sections, all referenced in a table of contents, that stockholders are told should be read in their entirety. See Offer to Purchase at 6.

           Section 10 of the Offer to Purchase is a two-and-a-half page section entitled "Source and Amount of Funds," in which URI details the firm financing arrangements made with Goldman Sachs in connection with the Tender Offer. In this section, the Offer to Purchase states that Goldman Sachs has committed to provide the financing for the Tender Offer "upon the terms and subject to the conditions set forth in the Commitment Letter." See Offer to Purchase at 18-19. Moreover, the section discloses that funding, will be subject to customary closing conditions, including, among others (1) execution of satisfactory documentation, (2) granting of perfected first priority security interests in all assets to the extent described above, (3) since December 31, 1998, there shall not have been any adverse change in or affecting the general affairs, management, prospects, financial position, shareholders' equity or results of operations of [URI] or [RSC], together with their respective subsidiaries, which [Goldman Sachs], in its judgment deems material, (4) no disruption of financial and capital markets, (5) the receipt of all necessary governmental and third party approvals in connection with the Facilities and the consummation of the Offer, and (6) the absence of any litigation that could be reasonably likely to have a material adverse effect in or affecting the general affairs, management, prospects, financial position, shareholders' equity or results of operations of [URI] or [RSC], together with their respective subsidiaries, taken as a whole, or the Offer or the Proposed Merger or any of the Facilities. Although [URI] expects that the Facilities will be available to provide funds for the consummation of the Offer and the Proposed Merger in accordance with their respective terms, there can be no assurance that the Facilities will be consummated. See "Conditions to the Offer" set forth in Section 14 hereof.

 Offer to Purchase at 20.

           Section 14 of the Offer to Purchase states that in the event "[URI] shall not have received the financing for the Offer and the Proposed Merger pursuant to the Commitment Letter," URI may terminate the Tender Offer. See Offer to Purchase at 30.

           URI's 14D-1 also attaches the Commitment Letter from Goldman Sachs. Beyond establishing the firm nature of the Goldman Sachs commitment, this letter also details the precise terms and conditions of the financing. See Commitment Letter, 14D-1, Exhibit (b)(1). In the Commitment Letter, Goldman Sachs states that it is "pleased to confirm its commitment to provide [URI] the full $2.0 billion of the Facilities . . . on the terms and subject to the conditions contained in this Commitment Letter." See Commitment Letter at 2. Among the conditions specified in the Commitment Letter are the customary conditions to closing that URI disclosed in Section 10 of the Offer to Purchase.

           On April 19, 1999, URI filed a fifth amendment to its Schedule 14D-1 (the "Amendment") (attached hereto as Exhibit B) and took issue directly with RSC's original counterclaim (which is substantially the same as the First and Second Counterclaims filed by RSC on April 22, 1999). As an exhibit to the Amendment, URI includes the full text of RSC's original counterclaim. Moreover, in the Amendment, URI discloses that it considers this Tender Offer to indeed be "fully financed" because, given the Goldman Sachs firm $2 billion commitment, no other source of financing will be necessary to effect the transaction. The Amendment again acknowledges the customary conditions to the Goldman Sachs commitment (which were, of course, already disclosed in full in the initial 14D-1 filing). In short, this filing places RSC's and URI's positions on this entire issue squarely before RSC's stockholders.

           URI's sixth amendment to its Schedule 14D-1, filed on April 21, 1999 (attached hereto as Exhibit C), the day before RSC filed its amended counterclaims, also undermines the Third and Fourth Counterclaims. It identifies URI's primary nominees for RSC's board, three of whom are not being challenged by RSC. Moreover, it describes the alternate slate, which was to serve in the event that any of URI's nine primary nominees were unable or unwilling to serve, or were otherwise disqualified from serving.(3) In fact, URI's most recent public filing, a revised preliminary Schedule
 14A Consent Solicitation Statement filed with the SEC on April 27, 1999 (attached hereto as Exhibit D), states, as a matter of public record, that the slate of directors URI is nominating for membership on RSC's board is comprised of those individuals who were on the alternate slate and the three nominees from the primary slate who are not parties to the amended counterclaims. In other words, not a single person being proposed as a nominee is an officer or director of URI, thus mooting RSC's claims.

 ------------------

 (3) RSC was on notice of the alternate slate and the terms upon which the slate was to serve. In fact, RSC expressly relied on this notice in moving for a preliminary injunction on April 22, 1999. (Memorandum of Points and Authorities in Support of Rental Service Corporation's Motion for Preliminary Injunction, at 3-4).


                                 ARGUMENT

 I.   THE UNDERLYING REGULATORY FRAMEWORK:
      THE WILLIAMS ACT, AS AMENDED

           The Williams Act amendments to the Exchange Act enacted in 1960 is a broad anti-fraud statute specifically aimed at tender offers for securities. Its purpose is "to compel the disclosure of information pertaining to tender offers and offering parties to the public shareholders of target companies, thereby enabling those shareholders to make informed decisions regarding the tender offers for their stock." Sydell v. Ares-Serono, 892 F. Supp. 498, 501 (S.D.N.Y. 1995) (citing Schreiber v. Burlington Northern, Inc., 472 U.S. 1, 10-11, 105 S. Ct. 2458, 2463-64
 (1985)). The Williams Act does not "favor one side or the other in a tender offer dispute." Iavarone v. Raymond Keyes Assoc., Inc., 733 F. Supp. 727, 734 (S.D.N.Y. 1990) (citations omitted). Rather, the Act and the regulatory scheme promulgated by the SEC thereunder contain affirmative obligations and negative restrictions regarding communications with shareholders applicable both to the offeror and the target company. The purpose of the disclosure requirements under the Williams Act are fully satisfied "when shareholders receive the information required to be filed." Treadway Cos. v. Care Corp., 638 F.2d 357, 380 (2d Cir. 1980).

           First, an offeror may commence a tender offer by making an announcement in the manner proscribed in SEC Rule 14d-2, including by publication or other public announcement. 17 CFR section 240.14d-2. As soon as practicable on the date of commencement of a tender offer, the offeror must file a 14D-1 that, among other things, identifies the offeror, the offeror's purpose in making the tender offer and the terms of the offer. See SEC Rule 14d-3, 17 CFR section 240.14d-3. The tender offer must be published, sent, or given to the shareholders of the target company, and a copy of the 14D-1 must be hand-delivered to the target at its principal executive office. Id.

           Once a tender offer has commenced, the conduct of the target is also highly regulated. A target may immediately issue a "stop, look, and listen" statement to its shareholders advising them of when the target will issue a recommendation with respect to the offer. See SEC Rule 14d-1, 17 CFR section 240.14d-9. The target, however, may not issue any solicitation or recommendation to shareholders, unless as soon as practicable on the date the solicitation or recommendation is first made, the target files and distributes a Schedule 14D-9 ("14D-9") setting forth, in full with detailed reasoning, the target's recommendation with respect to the tender offer.

           Finally, all communications regarding the tender offer, including the 14D-1, 14D-9, any amendments thereto, and any press releases or other public statements, are subject to Section 14(e) of the Williams Act, which prohibits any person from making "any untrue statement of a material fact or omit[ting] to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading, . . . in connection with any tender offer or request or invitation for tenders, or any solicitation of security holders in opposition to or in favor of any such offer, request, or invitations." 15 U.S.C. section 78n(e) (1998).

           URI's disclosures in connection with this Tender Offer are complete and accurate, and they comport fully with the requirements of the Williams Act. URI's full and fair disclosure of all the conditions of its financing, coupled with the frivolous character of RSC's claimed "omissions," require that the First and Second Counterclaims be dismissed.

 II.  URI, IN ITS INITIAL SCHEDULE 14D-1, FAIRLY AND FULLY
      DISCLOSED THE NATURE OF ITS FINANCING COMMITMENT

 A. URI FAIRLY AND FULLY DISCLOSED THE FACT THAT GOLDMAN SACHS HAS MADE A FIRM COMMITMENT OF $2 BILLION, AND THE CONDITIONS TO THAT COMMITMENT

           The gravamen of RSC's First and Second Counterclaims are that URI has deceived RSC shareholders. RSC contends that because URI has stated to the media that it has a firm financing commitment from Goldman Sachs, but has not at the same time discussed, in each communication all the conditions to that firm commitment, URI has engaged in a deceptive scheme in violation of the securities laws. (Amended Counterclaims paragraphparagraph 25, 30). RSC claims that corrective disclosures and an injunction are necessary to prevent RSC's stockholders from making a decision based on "false and misleading" information. See Amended Counterclaims Prayer For Relief.

      i.   THE GOLDMAN SACHS COMMITMENT

           The Commitment Letter speaks for itself: Goldman Sachs has provided a firm $2 billion commitment to consummate URI's tender offer and proposed merger, to refinance certain RSC indebtedness, and for other corporate purposes. RSC may choose to ignore the import of a firm commitment from Goldman Sachs, but that does not somehow transform the legitimate representations that URI has made to the public regarding the security of this financing into Williams Act violations. With the Goldman Sachs commitment in place, URI need not secure any other source of financing to complete its Tender Offer. URI has made a certain offer to the RSC stockholders, and URI's statements to that effect have been accurate. RSC's claim to the contrary is nonsense.

      ii.  THE COMMITMENT IS SUBJECT ONLY TO CUSTOMARY AND USUAL CONDITIONS

           In the face of URI's fully-financed, all-cash offer, RSC points to standard and customary conditions for a transaction of this nature, and attempts to create a cloud of doubt and uncertainty as to URI's ability to finance the Tender Offer. None of the conditions, however, undermines Goldman Sachs' firm commitment, and all of them were disclosed to RSC's stockholders.

           The conditions to Goldman Sachs' commitment themselves are unremarkable. See Offer to Purchase section 10; Commitment Letter at 2. A reasonable investor would not be surprised to discover that Goldman Sachs insists on proper loan documentation before providing $2 billion for a transaction. Nor would an investor debate why it is that Goldman Sachs insists that a proposed transaction comply with governmental regulations before supplying this amount of capital, or why it insists that the business prospects of the companies involved are, at the time the funds are provided, as they were stated to be when the commitment was made. Simply put, a reasonable investor would not consider these customary financing conditions as significant factors in his or her decision-making process.
 In fact, a reasonable stockholder would be shocked if customary conditions such as these were not part of a $2 billion financing commitment.

           Of equal importance, the very conditions that RSC claims have been "omitted" from URI's statements to RSC shareholders are in fact fully disclosed in URI's public filings. Section 10 of URI's Offer to Purchase details the conditions to the Goldman Sachs financing. Furthermore, the Commitment letter itself, is an exhibit to URI's 14D-1 filing. And now, to ensure that this issue is rendered moot, URI has again referenced these customary conditions as part of full public disclosure of RSC's meritless claims. See Exh. B. There is no misrepresentation here. RSC's claims are groundless and must be dismissed.

 B.   URI DID NOT "BURY" THE CONDITIONS

           RSC does not and cannot dispute that the very conditions of which it complains are in fact fully disclosed in URI's public filings. Instead, RSC complains that URI "buried" these "troubling" conditions regarding its Tender Offer financing "deep within the Offer to Purchase." Amended Counterclaims paragraph 17. As discussed above, RSC's premise is simply wrong, as the customary conditions to the Goldman Sachs commitment are discussed directly in two separate portions of URI's 14D-1.

           More importantly, as a legal matter, RSC's premise is irrelevant, because all of the conditions to URI's financing (indeed, to the entire Tender Offer) are in fact disclosed in a full and fair fashion. This Court need look no further than URI's public filings to dispose of RSC's meritless counterclaims. See Levin v. Hunter Envtl. Servs., 921 F. Supp. 914, 918 (D. Conn. 1996) ("[I]f the [SEC filings and other] documents portray a picture substantially different from that painted by the plaintiff in the complaint, the court will base its decision on the scenario supported by the complete exhibits.").

           At least one District Court in this Circuit has addressed and rejected an argument nearly identical to the one RSC advances. In Consolidated Gold Fields v. Anglo American Corp. of South Africa, Ltd, 713
 F. Supp. 1457 (S.D.N.Y. 1989), the target of a tender offer claimed that the offeror had violated the Williams Act by "burying" valuation information in its 14D-1 filing. The court disagreed, relying on the principal that it is sufficient if the company provides information as to material facts in a format from which a reasonable investor could reach his own conclusions as to the risks of the transaction.

 Consolidated Gold Fields, 713 F. Supp. at 1470. In that case, the valuation information was not prominently displayed, but was referenced in footnotes. Because the information was available and accessible to the reasonable investor, there was simply no violation of the anti-fraud provisions of the securities laws. Id. at 1471.

           As a general proposition, this Circuit has routinely rejected claims similar to RSC's where a purported violation was premised on the placement of information in a required filing. See Kramer v. Time Warner, 937 F.2d 767 (2d Cir. 1991) (Warner management's conflict of interest was adequately disclosed where the filing incorporated by reference relevant portions of the Joint Proxy Statement that disclosed the information); Feder v. MacFadden Holdings, Inc., 698 F. Supp. 47, 51 (S.D.N.Y. 1988) (condition to tender offer was not "buried" when it was mentioned in the introductory section of the Offer to Purchase and was cross-referenced and discussed in more detail in a subsequent section of the document).

           There is no doubt that URI's disclosure of its financing condition is well within the bounds of the securities laws. The Tender Offer begins with an admonition that it is subject to the conditions in the Offer to Purchase. The Offer to Purchase, in turn, devotes an entire section to the financing of the tender offer, including the customary conditions to the Commitment Letter imposed by Goldman Sachs. See Offer to Purchase at 18-21 (section 10). Finally, URI included in its 14D-1 the Commitment Letter itself, so that any investor may examine all aspects of the Goldman Sachs agreement.

           In short, the information regarding the Goldman Sachs $2 billion commitment, including the customary conditions to closing, is readily available to RSC's stockholders. Because this is plain from the documents themselves, RSC's claims should be rejected.

 III. IN ANY CASE, THIS ISSUE HAS BEEN
      FULLY ADDRESSED IN URI'S AMENDED 14D-1 FILING

           Even if, arguendo, the disclosures in URI's initial 14D-1 were,
 in any way, incomplete   which they were not   URI's Amendment to its
 Schedule 14D-1 (Amendment No. 5) filed on April 19, 1999, renders RSC's First and Second Counterclaims moot. In the Amendment, URI puts before RSC's stockholders the full nature of the current dispute. Far from attempting to conceal facts from the public, URI has again provided RSC stockholders with all the information necessary to make an informed choice. Even if there had been some confusion among RSC stockholders regarding
 URI's financing   and there was not   that confusion would now be gone.
 RSC stockholders can therefore decide for themselves whether the Goldman Sachs $2 billion commitment represents certainty in this Tender Offer.

 A.   THE AMENDMENT DISCLOSES BOTH RSC'S AND URI'S POSITIONS IN FULL

           To eliminate any doubt that RSC stockholders have a full and fair picture of the Tender Offer's financing and RSC's complaints in this regard, URI, in the Amendment, fully discloses both RSC's and URI's position on this issue. RSC's original counterclaim is included, in full, as an exhibit to the filing, so it cannot be asserted that URI is
 mischaracterizing RSC's position.   URI offers a brief restatement of its
 own position. Finally, all possible contingencies with the financing of the Tender Offer are set out, once again, either directly, or by reference to prior filings, so that stockholders may make their own assessment of the certainty of URI's offer. Given the full nature of the disclosure on this issue, RSC's First and Second Counterclaims are moot. See West Point - Pepperell, Inc. v. Farley, Inc., 711 F. Supp. 1088, 1094 (N.D. Ga. 1989); Arvin Industries v. Wanandi, 722 F. Supp. 532, 539 (S.D. Ind. 1989); Avnet
 v. Scope, 499 F. Supp. 1121, 1124 (S.D.N.Y. 1980) (amendment to SEC filling was sufficient to cure any defect in prior filing).

 B.   THE TOTAL MIX OF INFORMATION ON THIS ISSUE IS COMPLETE

           URI believes that all of the material facts regarding the financing of this Tender Offer have been disclosed, at multiple times and in multiple places. To the extent that any additional facts might exist on this issue, such facts could not alter the total mix of information already available to the RSC shareholders, and hence, they would not be material.

           Before an omission runs afoul of the Williams Act, it must be material. Consolidated Gold Fields, 713 F. Supp. at 1470 (citing Basic Inc. v. Levinson, 485 U.S. 224 (1988)). The test for materiality is well-established: The omitted fact must have been one that would have had actual significance in the deliberations of the reasonable shareholder, or, put another way there must be a substantial likelihood that the disclosure of the omitted fact would have been viewed by the reasonable investor as having significantly altered the 'total mix' of information made available.

 Avnet, 499 F. Supp. at 1127 (S.D.N.Y. 1980) (citing TSC Industries, Inc. v. Northway, Inc., 426 U.S. 438 (1976) (emphasis added)).

 IV.  THE THIRD COUNTERCLAIM SHOULD BE DISMISSED
      BECAUSE THE NINE NOMINEES ARE NOT OFFICERS OR
      DIRECTORS OF URI AND THUS THEIR ELECTION TO RSC'S
      BOARD WILL NOT VIOLATE SECTION 8 OF THE CLAYTON ACT

           In the Third Counterclaim, RSC alleges that six of the nine nominees proposed by URI would, if elected to the RSC board of directors, create interlocking officers and directors in violation of Section 8 of the Clayton Act, 15 U.S.C. section 19.(4) Publicly available "filings with the SEC," which RSC relies upon, at least in part, in its amended counterclaims,(5) expressly provide for an alternate slate of nominees. See Exh. C. Moreover, URI notified RSC that members of the alternate slate would serve in the event that any of URI's nine primary nominees were

 -------------------

 (4) RSI does not challenge Richard N. Daniel, a director of the Treasurer's Fund, Inc., Stephanie R. Joseph, Secretary and Principal Legal Officer of the Petrie Stores Liquidating Trust, or Raymond S. Troubh, business consultant and a Liquidating Trustee and Chairman of the Board of the Liquidating Trustees of the Petrie Stores Liquidating Trust, under Section 8 of the Clayton Act because they are not officers or directors of URI.

 (5) Among other documents relied on by RSI in its amended counterclaims are "(a) an interview given by Bradley Jacobs to Reuters, a major news agency; (b) a formal press release; (c) a summary advertisement in the Wall Street Journal; and (d) filings with the SEC." (Amended Counterclaims paragraph 13).


 unable or unwilling to serve, or were otherwise disqualified from serving.(6) Thus, even were the original slate to create an alleged director or officer interlock in violation of Section 8 of the Clayton Act, those directors would be replaced by the alternate slate and the amended counterclaims would immediately be made moot. It is on this basis that the Third Counterclaim fails to state a claim upon which relief can be granted. Moreover, as official filings with the SEC on April 27, 1999 make abundantly clear, the six nominees who are alleged to be officers and/or directors of URI have in fact been replaced by the alternative slate, none of whom is an officer or director of URI and thus, as a matter of law, cannot violate Section 8.(7)

           Section 8 of the Clayton Act prohibits any person from serving simultaneously as a director or officer in any two companies that are engaged in commerce and, by virtue of their business and location of operation, are competitors so that the elimination of competition between them would constitute a violation of any of the United States' antitrust laws.(8) Section 8's prohibition is limited to those situations in which each of the competing corporations has capital, surplus and undivided profits aggregating more than ten million dollars, as adjusted for inflation.

 ----------------

 (6) URI's sixth amendment to its Schedule 14D-1 was, as noted above, filed before RSC filed these amended counterclaims. (Exh. C). In other words, RSC knew, as a matter of public record, that there was an alternative slate of directors who did not present any antitrust issues whatsoever.

 (7) Specifically, the six new nominees are William E. Aaron, President of Executive Monetary Management, Inc., David Bonner, Esq., member Katten, Muchin and Zavis, Peter Gold, certified public accountant at Peter Gold CPA, David Katz, business consultant, Elliot H. Levine, certified public accountant at Levine & Seltzer LLP, and Jeffrey Parker, President of Financial Advisory Services of Genesis Capital, Inc. See Exh. D at 5-7.

(8) Notably, URI's "primary purpose in seeking to elect the Nominees to the Rental Service Board is to take all action necessary to satisfy the conditions to the offer, and thereby facilitate the consummation of the offer and the Proposed United Rentals Merger," (Exh. D at 4), not to facilitate an agreement in restraint of trade.


 15 U.S.C. section 19. See BankAmerica Corp. v. United States, 462 U.S. 122, 124-28 (1983) (reviewing the history of Section 8); see also White v. Central Vt. Pub. Serv. Corp., 958 F. Supp. 174, 176-78 (D. Vt. 1996) (construing 1990 amendments to Section 8); Protectoseal Co. v. Barancik, 1994-1 Trade Cas. (CCH) paragraph 70,494 (N.D. Ill. 1993) (same), aff'd, 23 F.3d 1184 (7th Cir. 1994).

           For purposes of this motion, it is assumed that RSC has properly pleaded that URI and RSC are engaged in commerce, are competitors and have capital, surplus and undivided profits aggregating more than $10 million. (Amended Counterclaims paragraphparagraph 19, 33-37).(9) However, in focusing on six individuals who are officers and/or directors of URI, (Amended Counterclaims paragraph 38), RSC has ignored that the other three members of URI's primary slate and the six members of the alternative slate are not officers or directors of URI. As the SEC materials make clear, these individuals are independent nominees without any officer or director relationship with URI. See Exh. D at 4-7. Without that, there can be no violation of Section 8 of the Clayton Act.

           Indeed, as reflected in filings with the SEC (and which are available on EDGAR), the original three non-officers or non-directors on the primary slate and the six alternatives are the only slate being
 nominated by URI.  See Exh. D at 4-7.   Where, as here, the
 counterclaimants directly rely upon unspecified "filings with the SEC," (Amended Counterclaims paragraph 13), and incorporate them by reference in their antitrust allegations, then it is proper for this court to consider them in the context of a motion under Rule 12(b)(6). In any event, as this Court has said previously, "a trial court can 'take judicial notice of the contents of relevant public disclosure documents required to be filed with the SEC.'" Levin, 921 F. Supp. at 917 (quoting Kramer, 937 F.2d at 774). Indeed, "after viewing these additional documents, the court need not continue to blindly accept the factual scenario that plaintiff has spelled out. If the full text of the additional documents reveal that the plaintiff cannot possibly prove a claim, then the claim will be dismissed." Id. at 45. Accordingly, the Third Counterclaim must be dismissed.

 --------------

 (9) Section 8 provides for certain de minimis exceptions, which are not addressed in the context of this Rule 12(b)(6) motion.


 V.   THE FOURTH COUNTERCLAIM SHOULD BE DISMISSED
      BECAUSE THERE IS NO CONTROVERSY AS TO THE LEGALITY
      OF URI'S ATTEMPTS TO ELECT THE NOMINEES RSC'S BOARD

           The Fourth Counterclaim realleges and incorporates by reference each and every allegation of the Third Counterclaim. In the Fourth Counterclaim, RSC asserts that there "exists a controversy between RSC and URI as to the legality of URI's attempts to elect the Nominees to RSC's Board, and as to RSC's obligation to recognize those attempts under governing law," and that a declaration of the parties' rights and responsibilities by the court is necessary to resolve this dispute. (Amended Counterclaims paragraphparagraph 46-47). However, as explained above, the revised slate of nominees contained in the SEC filings includes no officer or director of URI and thus there exists no set of facts upon which RSC could successfully establish that the election of these nominees to its board would constitute a violation of Section 8. Because there is no valid controversy as to the legality under Section 8 of the Clayton Act of the election of these nominees to the board of RSC, the Fourth Counterclaim should be dismissed under Rule 12(b)(6).

                            *    *    *

           In sum, in light of URI's full disclosure of the Commitment Letter, and the fact that the Third and Fourth Counterclaims fail to plead sufficient facts to establish that the service of any of URI's nine nominees as directors of RSC would violate Section 8, RSC's amended counterclaims should be dismissed as a matter of law.


                                 CONCLUSION

           For the foregoing reasons, this Court should dismiss RSC's amended counterclaims, with prejudice.


                          PLAINTIFFS-COUNTER DEFENDANTS UR ACQUISITION
                          CORPORATION and UNITED RENTALS, INC. and COUNTER-DEFENDANTS BRADLEY JACOBS, RICHARD HECKMANN, WAYLAND HICKS, JOHN MILNE, MICHAEL NOLAN AND GERALD TSAI, JR.


                          By:  /s/  Robin L. Smith
                               ------------------------------------------
                               Thomas J. Groark, Jr. (ct04245)
                               Richard M. Reynolds (ct06124)
                               Philip S. Wellman (ct09636)
                               Robin L. Smith (ct13345)
                               DAY, BERRY & HOWARD LLP
                               CityPlace I
                               Hartford, Connecticut  06103
                               (860) 275-0100

 OF COUNSEL:

 Jay B. Kasner
 Clifford H. Aronson
 Steven J. Kolleeny
 SKADDEN, ARPS, SLATE,
      MEAGHER & FLOM LLP
 919 Third Avenue
 New York, New York  10022
 (212) 735-3000


                           CERTIFICATE OF SERVICE

           I hereby certify that a copy of the foregoing has been served on the following counsel and parties this date, via overnight courier:

 Marc W. Rappel, Esquire
 LATHAM & WATKINS
 633 West Fifth Street
 Suite 4000
 Los Angeles, CA  90071

 Joseph B. Frumkin, Esquire
 SULLIVAN & CROMWELL
 125 Broad Street
 New York, NY  10004

 James L. Kirk
 450 East Las Olas Boulevard
 Suite 1400
 Fort Lauderdale, FL  33301

 Rental Service Corporation
 6929 East Greenway Parkway
 Suite 200
 Scottsdale, AZ  85254

 Nationsrent, Inc.
 450 East Las Olas Boulevard
 Suite 1400
 Fort Lauderdale, FL  33301

 and via hand delivery to:

 William H. Champlin III, Esquire
 Mark V. Connolly, Esquire
 TYLER, COOPER & ALCORN, LLP
 CityPlace I   35th Floor
 Hartford, CT  06103-3488


                                      /s/ Robin L. Smith
                                      --------------------------
                                      Robin L. Smith